UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Ellington Financial LLC

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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53 Forest Avenue

Old Greenwich, Connecticut 06870

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 16, 2011

To Our Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders (the “Annual Meeting”) of Ellington Financial LLC (the “Company,” “we,” “our,” or “us”) on May 16, 2011, at 10:00 a.m., Eastern Time, at the offices of Hunton & Williams LLP, 200 Park Avenue, New York, New York 10166 to consider and take action on the following:

1.	To elect five members to the Board of Directors to serve until the 2012 Annual Meeting of Shareholders or until such time as their respective successors are elected and qualified;

2.	To hold an advisory vote on executive compensation;

3.	To hold an advisory vote on whether an advisory vote on executive compensation should be held every one, two or three years; and

4.	To ratify the appointment of PricewaterhouseCoopers LLP to serve as our registered independent public accounting firm for the year ending December 31, 2011; and

5.	To transact such other business, if any, properly brought before the meeting.

Shareholders of record at the close of business on March 21, 2011 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement of the meeting. If you wish to attend the Annual Meeting in person, please register in advance with Investor Relations by email at info@ellingtonfinancial.com or by phone at (203) 409-3575. Attendance at the Annual Meeting will be limited to persons that register in advance and present proof of share ownership on the record date and picture identification. If you hold shares directly in your name as the shareholder of record, proof of ownership would include a copy of your account statement or a copy of your share certificate(s). For more information with respect to voting your shares in person or by proxy at our Annual Meeting, see “Questions and Answers” beginning on page 1 of the proxy statement accompanying this notice.

Whether or not you plan to attend the Annual Meeting, your vote is very important, and we encourage you to vote promptly. You may vote your shares by signing, dating and mailing the proxy card in the envelope provided. If you execute a proxy but later decide to attend the Annual Meeting in person, or for any other reason desire to revoke your proxy, you may do so at any time before your proxy is voted.

By order of the Board of Directors

Daniel Margolis

Secretary

ELLINGTON FINANCIAL LLC

53 FOREST AVENUE

OLD GREENWICH, CONNECTICUT 06870

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 16, 2011

This Proxy Statement is furnished in connection with the solicitation of proxies by the board of directors (the “Board of Directors” or the “Board”) of Ellington Financial LLC (the “Company,” “EFC,” “we,” “us” or “our”) for use at our 2011 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on May 16, 2011, at 10:00 a.m., Eastern Time, at the offices of Hunton & Williams LLP, 200 Park Avenue, New York, New York 10166, and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders, and at any adjournments or postponements thereof. This Proxy Statement, the accompanying proxy card and our annual report to shareholders, which includes our Annual Report on Form 10-K with audited financial statements as of and for the year ended December 31, 2010, are first being sent to our shareholders on or about April 6, 2011.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on May 16, 2011: This Proxy Statement and our annual report to shareholders are available on the Internet at www.proxyvote.com. On this site, you will be able to access this Proxy Statement, our annual report to shareholders, including our Annual Report on Form 10-K, and any amendments or supplements to the foregoing material that are required to be furnished to shareholders.

QUESTIONS AND ANSWERS

Q.	How will we solicit proxies for the Annual Meeting?

A.	We are soliciting proxies by mailing this Proxy Statement and proxy card to our shareholders. In addition to solicitation by mail, some of our directors and officers and certain employees of Ellington Management Group, L.L.C., or “EMG”, may make additional solicitations by telephone or in person without extra pay. We will pay the solicitation costs and will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to beneficial owners.

We will employ American Stock Transfer & Trust Company, LLC to receive and tabulate the proxies.

Q.	Who is entitled to vote?

A.	All shareholders of record as of the close of business on March 21, 2011, which is the record date, are entitled to vote at the Annual Meeting.

Q.	What is the quorum for the Annual Meeting?

A.	A quorum at the Annual Meeting will consist of a majority of the votes entitled to be cast by the holders of all outstanding common shares representing limited liability company interests, no par value, of the Company (“Common Shares”). No business may be conducted at the meeting if a quorum is not present. As of the record date, 16,504,742 Common Shares were issued and outstanding. If less than a majority of our outstanding Common Shares entitled to vote are represented in person or by proxy at the Annual Meeting, the chairman of the meeting may adjourn or postpone the Annual Meeting to another date, time or place, not later than 120 days after the original record date of March 21, 2011.

Q.	How many votes do I have?

A.	You are entitled to one vote for each whole Common Share you held as of the record date. Our shareholders do not have the right to cumulate their votes for directors.

Q.	How do I vote?

A.	You may vote by mail or in person at the Annual Meeting. Authorizing your proxy by mail as described below will not limit your right to attend the Annual Meeting and vote your Common Shares in person. Your proxy (one or both of the individuals named in your proxy card) will vote your Common Shares per your instructions.

By Mail—proxy card must be received by May 15, 2011

If you received your proxy materials by mail, you may vote by mail by marking the enclosed proxy card, dating and signing it, and returning it in the postage-paid envelope provided.

In Person—only at the Annual Meeting on May 16, 2011

If you are a shareholder of record, you may vote in person at the Annual Meeting. If you wish to attend the Annual Meeting in person, please register in advance with Investor Relations by email at info@ellingtonfinancial.com or by phone at (203) 409-3575. Attendance at the Annual Meeting will be limited to persons that register in advance and present proof of share ownership on the record date and picture identification. If you hold Common Shares directly in your name as the shareholder of record, proof of ownership would include a copy of your account statement or a copy of your share certificate(s). If you hold Common Shares through an intermediary, such as a broker, bank or other nominee, proof of share ownership would include a proxy from your broker, bank or other nominee or a copy of your brokerage or bank account statement. Additionally, if you intend to vote your Common Shares at the meeting and hold your Common Shares through an intermediary, you must request a “legal proxy” from your broker, bank or other nominee and bring this legal proxy to the meeting.

Directions to the Annual Meeting are available by calling (203) 409-3575 or visiting the Company’s website at www.ellingtonfinancial.com.

Q.	How do I vote my Common Shares that are held by my broker?

A.	If you hold your Common Shares in “street name” through an account with a broker or bank, you may instruct your broker or bank to vote your Common Shares or revoke your voting instructions by following the instructions that the broker provides to you. Most brokers allow you to authorize your proxy by mail and on the Internet.

Banks and brokers have the authority under New York Stock Exchange, or “NYSE”, rules to vote shares for which their customers do not provide voting instructions on routine matters. The proposal to ratify the appointment of the registered independent public accounting firm for 2011 is considered a routine matter under NYSE rules. This means that banks and brokers may vote in their discretion on this matter on behalf of customers who have not furnished voting instructions at least ten days before the date of the Annual Meeting. Unlike the proposal to ratify the appointment of our independent registered public accounting firm, the (1) the election of directors, (2) the advisory vote on executive compensation, and (3) the advisory vote on whether an advisory vote on executive compensation should be held every one, two or three years, are non-routine matters for which brokers do not have discretionary voting power and for which specific instructions from their customers are required. As a result, banks and brokers are not allowed to vote any shares held by you in “street name” on these matters on your behalf unless you provide the bank or broker with specific voting instructions. Failure to provide the bank or broker that holds your shares with specific voting instructions on these three non-routine matters will result in a “broker non-vote.”

Beneficial owners of Common Shares held through the account of a bank or broker are advised that, if they do not timely provide instructions to their broker, their Common Shares will not be voted in connection with (i) the election of directors, (ii) the advisory vote on executive compensation, or (iii) the advisory vote on whether an advisory vote on executive compensation should be held every one, two or three years.

Q.	What am I voting on?

A.	You will be voting on:

Proposal 1: The election of five members to the Board of Directors to serve until the 2012 Annual Meeting of Shareholders or until such time as their respective successors are elected and qualified;

Proposal 2: An advisory (non-binding) “say on pay” vote to approve executive compensation;

Proposal 3: An advisory (non-binding) vote on the frequency of future advisory “say on pay” votes; and

Proposal 4: A proposal to ratify the appointment of the registered independent public accounting firm for 2011.

No cumulative voting rights are authorized, and dissenter’s rights are not applicable to these matters.

Q.	What is required to establish a quorum for the transaction of business at the Annual Meeting?

A.	The presence at the Annual Meeting, in person or represented by proxy, of a majority of the outstanding shares entitled to vote will constitute a quorum for the transaction of business. If a share is deemed present at the Annual Meeting for any matter, it will be deemed present for all other matters. Pursuant to Delaware law, abstentions are treated as present for quorum purposes.

Q.	What vote is required to approve the proposals assuming that a quorum is present at the Annual Meeting?

A.

Proposal	Vote Requirement
Proposal 1: Election of Directors	A plurality of the votes cast for the election of each director nominee, and the five nominees who receive the most votes will be elected.

Proposal 2: An Advisory (Non-Binding) “Say on Pay” Vote to Approve Executive Compensation	The affirmative vote of a majority of Common Shares present in person or represented by proxy at the annual meeting and entitled to vote on the matter.

Proposal 3: An Advisory (Non-Binding) Vote on the Frequency of Future Advisory “Say on Pay” Votes	A plurality of the votes cast for a frequency option (one, two or three years).

Proposal 4: Ratification of Appointment of Our Registered Independent Public Accounting Firm for 2011	The affirmative vote of a majority of Common Shares present in person or represented by proxy at the annual meeting and entitled to vote on the matter.

Q.	How are abstentions and broker non-votes treated?

A.	As discussed above, a “broker non-vote” occurs when a bank, broker or other holder of record holding Common Shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Abstentions and broker non-votes will be treated as follows:

Proposal	Treatment of Abstentions and Broker Non-Votes
Proposal 1: Election of Directors	Abstentions and Common Shares not represented at the meeting will have no effect on the election of directors. Brokers are not entitled to vote on director elections and thus broker non-votes are not treated as votes cast and will have no effect on the election of directors.

Proposal 2: An Advisory (Non-Binding) “Say on Pay” Vote to Approve Executive Compensation	Abstentions will have the same effect as a vote against this proposal, whereas broker non-votes and Common Shares not otherwise represented at the meeting will have no effect on the outcome of this proposal.

Proposal 3: An Advisory (Non-Binding) Vote on the Frequency of Future Advisory “Say on Pay” Votes	Abstentions, broker non-votes and Common Shares not otherwise represented at the meeting are not treated as votes cast and will have no effect on the outcome of this proposal.

Proposal 4: Ratification of Appointment of Our Registered Independent Public Accounting Firm for 2011	Abstentions will have the same effect as a vote against this proposal, whereas Common Shares not represented at the meeting will not be counted for purposes of determining whether such matter has been approved. Because this is considered a routine matter under NYSE rules, broker non-votes will not arise in connection with, and thus will have no effect on, this proposal.

Q.	Will there be any other items of business on the agenda?

A.	The Board of Directors does not know of any other matters that may be brought before the Annual Meeting nor does it foresee or have reason to believe that proxy holders will have to vote for substitute or alternate nominees for election to the Board of Directors. In the event that any other matter should come before the Annual Meeting or any nominee is not available for election, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their discretion.

Q.	What happens if I submit my proxy without providing voting instructions on all proposals?

A.	Proxies properly submitted will be voted at the Annual Meeting in accordance with your directions. If the properly submitted proxy does not provide voting instructions on a proposal, the proxy will be voted to elect (FOR) each of the director nominees listed in “Proposal 1—Election of Directors,” in favor of (FOR) “Proposal 2—An Advisory (Non-Binding) ‘Say on Pay’ Vote to Approve Executive Compensation,” in favor of a vote annually for “Proposal 3—An Advisory (Non-Binding) Vote on the Frequency of Future Advisory ‘Say on Pay’ Votes” and in favor of (FOR) “Proposal 4—Ratification of the Appointment of Registered Independent Public Accounting Firm for 2011.”

Q.	Will anyone contact me regarding this vote?

A.	No arrangements or contracts have been made with any solicitors as of the date of this Proxy Statement, although we reserve the right to engage solicitors if we deem them necessary. Solicitations may be made by mail, telephone, facsimile, e-mail or personal interviews.

Q.	Who has paid for this proxy solicitation?

A.	We have paid the entire expense of preparing, printing and mailing the proxy materials and any additional materials furnished to shareholders. Proxies may be solicited by our directors and officers and certain employees of EMG personally or by telephone without additional compensation for such activities. We also will request persons, firms and corporations holding Common Shares in their names or in the names of their nominees, which are beneficially owned by others, to send appropriate solicitation materials to such beneficial owners. We will reimburse such holders for their reasonable expenses.

Q.	May shareholders ask questions at the Annual Meeting?

A.	Yes. There will be time allotted at the end of the meeting when our representatives will answer questions from the floor.

Q.	What does it mean if I receive more than one proxy card?

A.	It probably means your Common Shares are registered differently and are in more than one account. Sign and return, or vote by the methods’ provided by your broker, all proxy cards to ensure that all your Common Shares are voted.

Q.	Can I change my vote after I have voted?

A.	Yes. A shareholder may revoke a proxy at any time prior to its exercise by filing with our corporate secretary a duly executed revocation of proxy, by properly submitting by mail a proxy to our corporate secretary bearing a later date or by appearing at the meeting and voting in person. Attendance at the meeting will not by itself constitute revocation of a proxy.

Q.	Can I find additional information on the Company’s website?

A.	Yes. Our Internet website is located at www.ellingtonfinancial.com. Although the information contained on our website is not part of this Proxy Statement, you can view additional information on the website, such as our corporate governance guidelines, our code of business conduct and ethics, charters of the committees of our Board and reports that we file with the SEC.

We are providing this proxy statement for the purpose of soliciting your proxy. The Board of Directors of Ellington Financial LLC requests that you submit your proxy to allow the representation and voting of your shares at our annual meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

Identifying and Evaluating Nominees for Director

Our Board of Directors, or “Board”, is pleased to present five nominees for election to the Board at our Annual Meeting, all of whom currently serve as directors on our Board and three of whom are considered independent in accordance with the requirements of the NYSE and our Corporate Governance Guidelines. Each director elected will serve until our next annual meeting or until such time as his or her respective successor is elected and qualified. If any nominee is unable to stand for election for any reason, the persons appointed to vote your proxy may vote at our Annual Meeting for another candidate proposed by the Board, or the Board may choose to reduce the size of the Board. For additional information about how we identify and evaluate nominees for director, see “Corporate Governance—Nominating and Corporate Governance Committee.”

Information Regarding the Nominees

To assist you in assessing our Board’s nominees, we have set forth below biographical descriptions and certain other information with respect to each nominee for election as a director at the Annual Meeting, including the experience, qualifications, attributes or skills of each nominee that led us to conclude that such person should serve as a director.

Our Board recommends a vote “FOR” all of the nominees listed below for election as directors (Proposal 1 on the proxy card).

Name and Position With Our Company	Age	Background summary
Thomas F. Robards Chairman of the Board	64

Mr. Robards has served as a member of our Board since August 2007 and as our Chairman since October 2009. Mr. Robards is a principal in Robards & Co, LLC, a private investment and advisory company. He currently serves as a Trustee and is Audit Committee Chair for the HSBC Investor Funds, a mutual fund complex. He is a Director and is Audit Committee Chair of Overseas Shipholding Group, Inc., and until December of 2006 was a Director and on the Audit Committee of Financial Federal Corporation, both NYSE-listed companies. From 2003 to 2004, he was the Senior Vice President and Chief Financial Officer of the American Museum of Natural History in New York, New York. He was the Chief Financial Officer for Datek Online Holding Corporation from 2000 until its acquisition by Ameritrade in 2002. Prior to that, Mr. Robards was employed at Republic New York Corporation for 24 years, including as Chief Financial Officer and Executive Vice President, and from 1997-1999 served on its board of directors. During his tenure his responsibilities at Republic included leading its Asset/Liability and Finance Committees as well as managing Republic National Bank treasury and investment portfolio activities. He currently serves on the Board of Trustees and is Chairman of the Finance Committee of the Big Apple Circus. Mr. Robards earned his B.A. from Brown University and an M.B.A. from Harvard Business School.

Our Board believes that Mr. Robards’ expertise in finance and accounting, including knowledge of financial institutions, public accounting, internal controls, audit committee performance and governance matters, and experience amassed from past and current service on the audit committees of NYSE-listed companies, give him the qualifications and skills to serve as a director.

Name and Position With Our Company	Age	Background summary
Michael W. Vranos Co-Chief Investment Officer & Director	49

Mr. Vranos has been our Co-Chief Investment Officer since June 2009. From our inception in 2007 until October 2009, Mr. Vranos served as our Chairman and is also the Chief Executive Officer and President of Ellington Financial Management LLC, our external manager (hereinafter referred to as our “Manager”). Mr. Vranos is also the founder and Chief Executive Officer of EMG, which he founded in December of 1994 to capitalize on distressed conditions in the mortgage-backed securities (“MBS”) derivatives market. Until December 1994, he was the Senior Managing Director of Kidder Peabody, in charge of residential MBS (“RMBS”) trading. Mr. Vranos graduated magna cum laude Phi Beta Kappa with a B.A. in Mathematics from Harvard University.

Our Board believes that Mr. Vranos’ operational experience as Co-Chief Investment Officer of our company, trading and market expertise and, in particular, his extensive experience in the mortgage securities business, give him the qualifications and skills to serve as a director.

Laurence Penn Chief Executive Officer, President & Director	49

Mr. Penn has been our Chief Executive Officer and President and has served as a member of our board of directors since August 2007. Mr. Penn is also the Executive Vice President of our Manager and a Vice Chairman of EMG, where he helps oversee many functions of the firm, including trading, risk management, and new business. In EMG’s earlier years, Mr. Penn was the senior portfolio manager primarily responsible for investments in Agency RMBS and was also responsible for monitoring and updating the risk measures associated with all MBS assets in the funds. Prior to joining EMG in 1995 shortly after its inception, Mr. Penn was at Lehman Brothers where he was a Managing Director and co-head of CMO origination and trading. Mr. Penn specialized in the trading and risk-management of CMO derivatives. Prior to trading CMOs and CMO derivatives, Mr. Penn was in charge of Lehman Brothers’ structured transaction modeling group from 1987 to 1990, where he was responsible for the structuring, modeling and computer system design for MBS and ABS. Mr. Penn began his career at Lehman Brothers in 1984, after receiving a Certificate of Advance Study in Mathematics from Cambridge University, where he studied as both a National Science Foundation and Winston Churchill Fellow. Mr. Penn graduated summa cum laude, Phi Beta Kappa with a B.A. in Mathematics from Harvard University.

Our Board believes that Mr. Penn’s operational experience as President and Chief Executive Officer of our company, risk management and trading expertise and, in particular, his extensive experience in the mortgage securities business, give him the qualifications and skills to serve as a director.

Name and Position With Our Company	Age	Background summary
Ronald I. Simon, Ph.D Director	72

Dr. Simon has served as a member of our Board since August 2007. Dr. Simon is a private investor and financial consultant to businesses. From March 2003 through February 2006, when it was acquired by Wachovia Corp., Dr. Simon was a Director of WFS Financial, Inc., a publicly traded financial services company specializing in automobile finance. He was a director of Collateral Therapeutics from 1998 until its acquisition by Schering A.G. in 2002. From January 2006 to January 2009, he was a director of Cardium Therapeutics, a company formed to acquire and carry on the research and development of gene therapy to treat heart disease, which was originally developed by Collateral Therapeutics and then continued by Schering. From 1995 through 2002, Dr. Simon was a director of SoftNet Systems, Inc., and since 2002, has been a director of its successor company, American Independence Corp., a holding company engaged principally in the health insurance and reinsurance business. He was a director of BDI Investment Corporation, a closely held regulated investment company, from February 2003 until its liquidation in early 2005, and served as Chief Financial Officer for Wingcast, LLC, a developer of automotive telematics from 2001 to 2002. During 2001, Dr. Simon served as Acting Chairman, Chief Executive Officer and Chief Financial Officer for SoftNet Systems, Inc. He also served as Executive Vice President and Chief Financial Officer of Western Water Company from 1997 to 2000, and a director of Western Water Company from 1999 through 2001. Dr. Simon earned a B.A. from Harvard University, an M.A. from Columbia University, and a Ph.D. from Columbia University Graduate School of Business.

Our Board believes that Mr. Simon’s expertise in finance and his extensive service in senior officer positions and directorships of public companies in a variety of industries give him the qualifications and skills to serve as a director.

Edward Resendez Director	54	Mr. Resendez has served as a member of our Board since August 2007. From 2007 to September 2009 Mr. Resendez was Senior Vice President-Chief Lending Officer of Kinecta Federal Credit Union and President of Kinecta Alternative Financial Solutions, Inc. From 2002 to 2007 Mr. Resendez was Chief Executive Officer, Board Member and Co-Founder of ResMAE Financial Corporation and its wholly-owned subsidiary ResMAE Mortgage Corporation, or “ResMAE”. In February 2007, ResMAE filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court, District of Delaware. From 1995 through 2000, Mr. Resendez was the President of Long Beach Mortgage Company. During that timeframe he was also appointed as President and a Management Member of the board of directors for both Long Beach Financial Corporation, when that company went public in 1997 (formerly NASDAQ symbol: LBFC), and its wholly-owned operating subsidiary, Long Beach Mortgage Company, a subprime mortgage company, or, collectively with Long Beach Financial Corporation, “Long Beach”. Long Beach was an originator, purchaser, seller and servicer of subprime mortgages. From 1987 to 1995, Mr. Resendez held various management positions at Long Beach, including Executive Vice President—Loan Administration, First Vice President—Risk Management, Vice President—REO Loan Servicing, and Vice President—Retail Origination. Prior to joining Long Beach in 1987, Mr. Resendez held several managerial positions with Transamerica Financial Services from 1977 to 1987.

Name and Position With Our Company	Age	Background summary

Mr. Resendez earned a B.B.A. from Loyola Marymount University in Los Angeles in 1978, and is a licensed real estate broker in California.

Our Board believes that Mr. Resendez’ extensive operational experience in and knowledge of the mortgage lending business give him the qualifications and skills to serve as a director.

Proposal 2: An Advisory (Non-Binding) “Say on Pay” Vote to Approve Executive Compensation

Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”) added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Financial Reform Act”) provides our shareholders with an advisory “say on pay” vote to approve our executive compensation. Although the “say on pay” vote is advisory and is not binding on our Board, the Board values shareholders’ opinions and the Compensation Committee will take into consideration the outcome of the vote when making future executive compensation decisions.

As an externally managed company, we do not pay or provide benefits, nor do we reimburse the cost of any compensation or benefits paid by our Manager, EMG or their affiliates, to our executive officers, with the exception that, under the terms of the management agreement between us and our Manager, we are required to reimburse our Manager for the costs of the wages, salaries and benefits incurred by our Manager or EMG with respect to our dedicated Chief Financial Officer, subject to the approval of the amount of such reimbursement by our Compensation Committee. In addition, we have the discretion to pay annual cash bonuses and make incentive equity awards to our dedicated Chief Financial Officer in amounts that are determined by our Compensation Committee.

This advisory “say on pay” vote gives our shareholders the opportunity to express their views on the compensation of our named executive officers, which in this case is solely our dedicated Chief Financial Officer. The Board believes that the current compensation of our dedicated Chief Financial Officer provides fair compensation designed to retain and motivate her and properly aligns her interests with those of our shareholders. See the “Compensation Discussion and Analysis” section of this proxy statement for more information on these elements of our executive compensation program.

For these reasons, the Board recommends that our shareholders vote in favor of the following resolution:

“Resolved, that our shareholders approve, on an advisory basis, the compensation of our company’s named executive officers, pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables, and any related material disclosed in this proxy statement.”

The Board recommends a vote “FOR” approval of this resolution (Proposal 2 on the proxy card).

Proposal 3: An Advisory (Non-Binding) Vote on the Frequency of Future Advisory “Say on Pay” Votes

In Proposal 2 above, we ask our shareholders to vote on an advisory basis to approve the compensation of our named executive officers. Section 14A of the Exchange Act also provides our shareholders with the opportunity to recommend on an advisory basis how frequently we should provide future advisory “say on pay” votes. By voting on this Proposal 3, shareholders may tell us whether they would prefer to have an advisory “say on pay” vote each year, every two years, or every three years.

After careful consideration, our Board has determined that having an advisory “say on pay” vote annually is the most appropriate policy for our company at this time and, therefore, recommends that you vote to have future advisory “say on pay” votes each year.

While our executive compensation program is designed to promote a long-term connection between pay and performance, our Board recognizes that executive compensation disclosures are made annually. An annual advisory vote on executive compensation also is consistent with our practice of having all directors elected annually and providing shareholders the opportunity to ratify the Audit Committee’s appointment of independent auditors annually. However, our shareholders should note that because the advisory vote on executive compensation occurs well after the beginning of the performance year, and because the different elements of our executive compensation program are designed to operate in an integrated manner and complement one another, in many cases it may not be appropriate or feasible to change our executive compensation program in consideration of any one year’s advisory vote on executive compensation before our next annual meeting of shareholders.

Because this is an advisory vote, the voting results will not be binding on our Board. Although the vote is advisory, our Board will consider the frequency receiving the most votes when deciding how often to have advisory “say on pay” votes in the future. Shareholders can choose one of four choices for this Proposal on the proxy card: one year, two years, three years, or abstain. Shareholders are not voting to approve or disapprove our Board’s recommendation.

The Board recommends that shareholders vote for an annual frequency on future advisory votes on executive compensation (Proposal 3 on the proxy card).

Proposal 4: Ratification of the Appointment of Registered Independent Public Accounting Firm for 2011

The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as our registered independent public accounting firm to audit the financial statements of our company and its subsidiaries for the year ending December 31, 2011. Although shareholder approval is not required, we desire to obtain from our shareholders an indication of their approval or disapproval of the Audit Committee’s action in appointing PwC as the independent registered public accounting firm of our company. Although we seek ratification of the appointment of PwC as our independent registered public accounting firm, the ratification of the appointment of PwC does not preclude the Audit Committee from subsequently determining to change independent registered public accounting firms if it determines such action to be in the best interests of our company and shareholders. If our shareholders do not ratify and approve this appointment, the appointment will be reconsidered by the Audit Committee and our Board of Directors.

PwC has advised the Audit Committee that they are an independent accounting firm with respect to our company and its subsidiaries within the meaning of standards established by the American Institute of Certified Public Accountants, the Public Company Accounting Oversight Board “PCAOB”, the Independence Standards Board and federal securities laws. Representatives of PwC will be present at the Annual Meeting and will have an opportunity to make a statement if they choose and will be available to respond to appropriate shareholder questions.

PwC’s 2010 and 2009 Fees

PwC’s fees for professional services rendered in or provided for 2010 and 2009, as applicable, were:

	2010	2009
Audit Fees	$937,118	$1,582,836
Audit-Related Fees	102,200	—
Tax Fees	150,000	125,000
All Other Fees	614	—

Total Fees	$1,189,932	$1,707,836

Audit Fees. Audit fees consist of fees billed by PwC related to the audit of our consolidated financial statements, the issuance of comfort letters and SEC consents and certain agreed upon procedures and other attestation reports including fees for such services provided in connection with our initial public offering. Audit fees are those billed or expected to be billed for audit services related to each fiscal year.

Audit-Related Fees. Audit-related fees consist of fees billed by PwC for other audit and attest services, financial accounting, reporting and compliance matters and risk and control reviews. Fees for audit-related services are for those services rendered during each fiscal year.

Tax Fees. Tax fees consist of fees billed by PwC for tax compliance, advisory and planning services rendered during the fiscal year.

All Other Fees. All other fees mostly consist of costs associated with certain on-line subscription services.

Audit Committee Pre-Approval Policies and Procedures

On an annual basis, the Audit Committee pre-approves a list of services and sets pre-approval fee levels that may be provided by PwC without obtaining engagement specific pre-approval from the Audit Committee. The pre-approved list of services consists of audit services, audit-related services, tax services and all other services. All requests or applications for PwC audit, audit-related services, tax services or all other services must be submitted to members of our general audit function or tax function to determine if the services are included within the pre-approved list of services that have received Committee pre-approval. Any type of service that is not included on the pre-approved list of services must be specifically approved by the Audit Committee or its designee. Any proposed service that is included on the list of pre-approved services but will cause the pre-approved fee level to be exceeded will also require specific pre-approval by the Audit Committee or its designee. The Audit Committee has chosen the Audit Committee Chairman as its designee.

All of the fees paid to PwC in 2010 were pre-approved by the Audit Committee, and there were no services for which the de minimis exception permitted in certain circumstances under SEC rules was utilized.

Our Board recommends a vote “FOR” ratification of the appointment of PwC as our registered independent public accounting firm for 2011 (Proposal 4 on the proxy card).

Corporate Governance

The Board of Directors

Our business is managed through the oversight and direction of our Board of Directors, which has established investment guidelines for our Manager, Ellington Financial Management LLC, or “EFM”, to follow in its day-to-day management of our business. EFM is an affiliate of EMG, a private investment management firm and registered investment advisor that specializes in fixed income strategies, and is responsible for administering our business activities and day-to-day operations. The directors are informed about our business at meetings of our Board and its committees and through supplemental reports and communications. Our independent directors meet regularly in executive sessions without the presence of our corporate officers.

Our Board has established three committees that are comprised solely of independent directors, the principal functions of which are briefly described below. Matters put to a vote at any one of our three committees must be approved by a majority of the directors on the committee who are present at a meeting at which there is a quorum or by unanimous written consent of the directors on that committee.

Director Independence

Our Board, has determined that three of our five current directors and nominees are independent directors as defined by the rules of the NYSE and our Corporate Governance Guidelines. Our Board has adopted, through its approval of our Corporate Governance Guidelines, the categorical standards prescribed by the NYSE to assist the Board in evaluating the independence of each of our directors and nominees. The categorical standards describe various types of relationships that could potentially exist between a board member and our company and sets thresholds at which such relationships would be deemed to be material. Provided that no relationship or transaction exists that would disqualify a director under the categorical standards and our Board determines, after taking into account all facts and circumstances, that no other material relationship between our company and the director exists of a type not specifically mentioned in the categorical standards, our Board will deem such person to be independent. A director shall not be independent if he or she satisfies any one or more of the following criteria:

1.	A director who is, or who has been within the last three years, an employee of our company or any of its affiliates, or whose immediate family member is, or has been within the last three years, an executive officer of our company or any of its affiliates.

2.	A director who has received or who has an immediate family member, serving as an executive officer, who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from our company (excluding director and committee fees and pension/other forms of deferred compensation for prior service that is not contingent in any way on continued service).

3.	(A) A director who is or whose immediate family member is a current partner of a firm that is our internal or external auditor; (B) a director who is a current employee of such a firm; (C) a director who has an immediate family member who is a current employee of such a firm and who personally works on our audit; or (D) a director who was or whose immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on our audit within that time.

4.	A director who is or has been within the last three years, or whose immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our present executives at the same time serves or served on that company’s compensation committee.

5.	A director who is a current employee, or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues (as reported for the last completed fiscal year).

Pursuant to our Corporate Governance Guidelines, our Board also considers a director’s charitable relationships in determining independence. A director who is an officer, director, or trustee of a charitable or non-profit organization will not be considered to have a material relationship with our company that impairs the director’s independence so long as our contributions to the entity in any single fiscal year (excluding amounts contributed by our company under its employee matching gift program) are less than $100,000 or 2% of such entity’s consolidated gross revenues (whichever is greater).

Under these criteria, our Board has determined that the following members of our Board are independent: Edward Resendez, Thomas F. Robards and Ronald I. Simon, Ph.D.

Executive Sessions of Our Independent Directors

In accordance with NYSE rules and our Corporate Governance Guidelines, the independent directors of our Board meet in executive session at least quarterly, without management present. Generally, these executive sessions follow after a regularly scheduled quarterly meeting of our Board. In 2010, the independent directors of our Board met in executive session 7 times without management. Our Chairman, Mr. Robards, presides over such executive sessions of our independent directors.

Information Regarding Our Board and Its Committees

Directors are expected to attend our all regular and special meetings of the Board and all meetings of the committees on which they serve. In 2010, there were 9 meetings of the Board, and each of the current directors attended at least 75% of the meetings of both the Board and committees on which they served.

We have a policy that directors attend our annual meetings of shareholders. All of our directors attended the 2010 Annual Meeting of Shareholders.

Our Board of Directors has established three standing committees of the Board: Audit, Compensation, and Nominating and Corporate Governance. The charter for each committee, more fully describing the responsibilities of each committee, can be found on our website at www.ellingtonfinancial.com under the “For Our Shareholders” section. Pursuant to their charters, each of these committees is comprised solely of independent directors. The table below indicates our current committee membership and the number of times each committee met in 2010. Our Board will consider committee membership for the 2011 term following our Annual Meeting.

Director Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Edward Resendez	Member	Chair	Member
Thomas F. Robards	Chair	Member	Member
Ronald I. Simon	Member	Member	Chair
Number of Meetings in 2010	6	2	3

Our committees make recommendations to the Board as appropriate and regularly report on their activities to the entire Board.

Audit Committee

Pursuant to its charter, our Audit Committee assists the board in overseeing (1) our accounting and financial reporting processes; (2) the integrity and audits of our consolidated financial statements; (3) our compliance with legal and regulatory requirements; (4) the qualifications and independence of our independent auditors; and (5) the performance of our independent auditors.

Each member of the Audit Committee is financially literate and able to read and understand fundamental financial statements. Mr. Robards, the chairman of our Audit Committee, and Mr. Simon are “audit committee financial experts,” as that term is defined by the SEC.

Compensation Committee

Pursuant to its charter, the Compensation Committee’s principal functions are to (1) evaluate the performance of our officers, (2) review the compensation payable to our dedicated Chief Financial Officer, and dedicated controller and the applicable portion of compensation payable to an in-house attorney, (3) evaluate the performance of our Manager, (4) review the compensation and fees payable to our Manager under our management agreement and (5) administer the issuance of any LTIP units and other share-based awards issued to our officers, our Manager or the employees of our Manager who provide services to us. For additional information regarding the role of compensation consultants and executive officers in determining or recommending the amount or form of executive and director compensation, see “Compensation Discussion and Analysis.”

Nominating and Corporate Governance Committee

Pursuant to its charter, the Nominating and Corporate Governance Committee is responsible for seeking, considering and recommending to our Board qualified candidates for election as directors and recommending a slate of nominees for election as directors at the annual meeting. It also periodically prepares and submits to our Board for adoption the committee’s selection criteria for director nominees. It reviews and makes recommendations on matters involving general operation of our Board and our corporate governance, and annually recommends to our Board nominees for each committee of the Board. In addition, the committee annually facilitates the assessment of our Board’s performance as a whole and of the individual directors and reports thereon to the Board.

In selecting candidates to recommend to our Board as director nominees, the Nominating and Corporate Governance Committee looks at a number of attributes and criteria, including experience, skills, expertise, diversity, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, conflicts of interest and such other relevant factors that the Nominating and Corporate Governance Committee considers appropriate in the context of the needs of the Board. In assessing the needs of the Board, the Nominating and Corporate Governance Committee and our Board review and consider from time to time the requisite skills and characteristics of individual directors as well as the composition of the Board as a whole. After completing its evaluation of individual director nominees and our Board as a whole, our Board concluded that the five nominees for director collectively have the experience, qualifications, attributes and skills to effectively oversee the management of our company, including a high degree of personal and professional integrity, an ability to exercise sound business judgment on a broad range of issues, sufficient experience and background to have an appreciation of the issues facing our company, a willingness to devote the necessary time to board duties, a commitment to representing the best interests of the company and its shareholders and a dedication to enhancing shareholder value.

The Nominating and Corporate Governance Committee will consider candidates recommended by shareholders for service on our Board. For more information regarding the procedure required for director candidates recommended by shareholders, see “Procedure for Recommendations of Director Candidates by Shareholders.”

Board Leadership Structure

While the roles are currently separated, our Board of Directors has not established a fixed policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board. Instead, the Board believes this determination is part of the succession planning process and should be considered upon the appointment or re-appointment of a chief executive officer. The Board of Directors believes that the current separation of the role of Chief Executive Officer and Chairman of the Board is appropriate because it allows our Chief Executive Officer to focus on running our business, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management.

Board Oversight of Risk

Our Board of Directors believes an effective risk management system will (1) timely identify the material risks that we face, (2) communicate necessary information with respect to material risks to our principal executive officer or principal financial officer and officers of our Manager and, as appropriate, to our Board of Directors or relevant committee thereof, (3) implement appropriate and responsive risk management strategies consistent with our risk profile, and (4) integrate risk management into management and our Board’s decision-making.

Our Manager has an investment and risk management committee that advises and consults with our senior management team with respect to, among other things, our investment policies, portfolio holdings, financing and hedging strategies and investment guidelines. The members of the investment and risk management committee include two of our directors, Messrs. Vranos and Penn, as well as one of our officers, Mark Tecotzky. The Audit Committee has been designated by our Board to take the lead in overseeing risk management. As part of its oversight function, the Audit Committee receives briefings provided by members of the investment and risk management committee, officers of our Manager and various advisors to our company regarding the adequacy of our risk management processes. The Audit Committee also regularly receives briefings from our internal auditor. Our Board also encourages our officers and the officers of our Manager to promote a corporate culture that incorporates risk management into our corporate strategy and day-to-day business operations and continually works with our officers, the officers of our Manager and our advisors to assess and analyze the most likely areas of future risk for our company. In addition, the Compensation Committee considers our significant areas of risk when setting or changing our compensation policies.

Code of Business Conduct and Ethics

Our Board of Directors has established a Code of Business Conduct and Ethics that applies to our officers and directors and to our Manager’s and certain of its affiliates’ officers, directors and employees when such individuals are acting for or on our behalf. Among other matters, our Code of Business Conduct and Ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the Code of Business Conduct and Ethics; and

•	accountability for adherence to the Code of Business Conduct and Ethics.

EMG also has its own Code of Ethics with which employees of EMG and our Manager, including officers of our company, must also comply. Our Code of Business Conduct and Ethics is intended to complement EMG’s Code of Ethics. To the extent there is any conflict between our Code of Business Conduct and Ethics and EMG’s Code of Ethics with respect to the officers of our company and the officers, employees and other personnel of EMG and our Manager who perform services for or on our behalf, the provisions of our Code of Business Conduct and Ethics will control, except to the extent that the provisions of EMG’s Code of Ethics are more restrictive, in which case the provisions of EMG’s Code of Ethics will control. Any waiver of our Code of Business Conduct and Ethics of our executive officers or directors may be made only by our Board or one of its committees.

We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K relating to amendments to or waivers from any provision of our Code of Business Conduct and Ethics applicable to our Chief Executive Officer and Chief Financial Officer by posting such information on our website at www.ellingtonfinancial.com under the, “For Our Shareholders—, Corporate Governance” section of the website.

Communications with our Board

The Board has established a process for shareholders and other parties to communicate with the Board, any director (including the Chairman of the Board), non-management members of the Board as a group or any committee. To do so, you may send a letter addressed to Attention: Corporate Secretary, Ellington Financial LLC, 53 Forest Avenue, Old Greenwich, Connecticut 06870.

Availability of Our Corporate Governance Materials

Shareholders may view our corporate governance materials, including the written charters of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, our Corporate Governance Guidelines, and our Code of Business Conduct and Ethics, on our website at www.ellingtonfinancial.com under the “For Our Shareholders” section of the website. A copy of any of these documents will be provided free of charge to any shareholder upon request by writing to Ellington Financial LLC, 53 Forest Avenue, Old Greenwich, Connecticut 06870, Attention: Corporate Secretary. Information at or connected to our website is not and should not be considered a part of this proxy statement.

Director Compensation

Any member of our Board who is also an employee of our Manager or EMG or their respective affiliates does not receive additional compensation for serving on our board of directors. Each independent director currently receives an annual cash retainer of $40,000. Each director also receives a fee of $1,000 for each board and committee meeting attended ($500 if the meeting is attended telephonically), subject to an annual cap of

$15,000 per director. The Chairman of our Board and the chairman of each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee of our Board also receives an additional annual cash retainer of $25,000, $15,000, $7,500 and $7,500, respectively. We also reimburse our directors for their travel expenses incurred in connection with their attendance at full board and committee meetings.

Our independent directors currently receive annual awards of 1,250 LTIP units and are eligible to receive LTIP units and other share-based awards under our individual incentive plan.

Compensation of Our Directors in 2010

The table below describes the compensation earned by our independent directors in 2010. We compensated only those directors who are independent in accordance with the rules of the NYSE and our Corporate Governance Guidelines.

Name	Fees Earned or Paid in Cash	Share- Based Awards(1)		All other Compensation	Total Compensation
Thomas F. Robards	$99,863	$32,233	(2)	—	$132,096
Ronald I. Simon	$62,500	$32,233	(3)	—	$94,733
Edward Resendez	$62,500	$32,233	(4)	—	$94,733
Laurence Penn	—	—		—	—
Michael W. Vranos	—	—		—	—

(1)	All share-based awards were granted pursuant to the 2007 Incentive Plan for Individuals.
(2)	Mr. Robards received 1,250 LTIP units with a grant date fair value of $32,233. These LTIP units were granted on October 1, 2010 and will vest on October 1, 2011. As of December 31, 2010, Mr. Robards had outstanding an aggregate of 3,750 LTIP units.
(3)	Mr. Simon received 1,250 LTIP units with a grant date fair value of $32,233. These LTIP units were granted on October 1, 2010 and will vest on October 1, 2011. As of December 31, 2010, Mr. Simon had outstanding an aggregate of 1,250 LTIP units.
(4)	Mr. Resendez received 1,250 LTIP units with a grant date fair value of $32,233. These LTIP units were granted on October 1, 2010, and will vest on October 1, 2011. As of December 31, 2010, Mr. Resendez had outstanding an aggregate of 2,500 LTIP units.

Certain Relationships and Related Transactions

Each of our directors, director nominees and officers is required to complete an annual disclosure questionnaire and report all transactions with us in which they and their immediate family members had or will have a direct or indirect material interest with respect to us. The Audit Committee generally reviews any past or proposed transactions between our company and related persons (as such term is defined in Item 404 of Regulation S-K). If we believe a transaction is significant to us and raises particular conflict of interest issues, the Audit Committee will discuss the matter with legal or other appropriate counsel to evaluate and approve the transaction.

Transactions Effected by EMG and its affiliates in Respect of Our Portfolio

We may from time to time enter into certain “related party transactions” with EMG and its affiliates including, subject to certain conditions and limitations, cross transactions, principal transactions and the purchase of securities in other accounts of EMG.

•	Cross Transactions—defined as transactions between us or one of our subsidiaries, on the one hand, and an account (other than us or one of our subsidiaries) managed by EMG or our Manager, on the other hand. It is EMG policy to engage in a cross transaction only when the transaction is in the best interests of, and is consistent with the objectives and policies of, both accounts involved in the transaction. EMG or our Manager may enter into cross transactions where it acts both on our behalf and on behalf of the other party to the transaction. Upon written notice to our Manager, we may at any time revoke our consent to our Manager’s executing cross transactions. Additionally, unless approved in advance by a majority of our independent directors or pursuant to and in accordance with a policy that has been approved by a majority of our independent directors, all cross transactions must be effected at the then-prevailing market prices. Pursuant to our Manager’s current policies and procedures, assets for which there are no readily observable market prices may be purchased or sold in cross transactions (1) at prices based upon third party bids received through auction, (2) at the average of the highest bid and lowest offer quoted by third party dealers, or (3) according to another pricing methodology approved by our Manager’s Chief Compliance Officer.

•

Principal Transactions—defined as transactions between EMG or our Manager (or any related party of EMG or our Manager, which includes employees of EMG and our Manager and their families), on the one hand, and us or one of our subsidiaries, on the other hand. Certain cross transactions may also be considered principal transactions whenever our Manager, EMG (or any related party of EMG or our Manager, which includes employees of EMG and our Manager and their families) have a substantial ownership interest in one of the transacting parties. Our Manager is only authorized to execute principal transactions with the prior approval of a majority of our independent directors and in accordance with applicable law. Such prior approval includes approval of the pricing methodology to be used, including with respect to assets for which there are no readily observable market prices.

•

Investment in other EMG accounts—pursuant to our management agreement, although we have not done so to date, if we invest at issuance in the equity of any collateralized debt obligation, or “CDO”, that is managed, structured or originated by EMG or one of its affiliates, or if we invest in any other investment fund or other investment for which EMG or one of its affiliates receives management, origination or structuring fees, the base management and incentive fees payable by us to our Manager will be reduced by an amount equal to the applicable portion (as described in the management agreement) of any related management fees, origination fees or structuring fees payable to our Manager.

•

Split price executions—pursuant to our management agreement, our Manager is authorized to combine purchase or sale orders on our behalf together with orders for other accounts managed by EMG, our Manager or their affiliates and allocate the securities or other assets so purchased or sold, on an average price basis or other fair and consistent basis, among such accounts.

To date we have not entered into any cross transactions with other EMG-managed accounts or principal transactions with EMG, or invested in other EMG accounts.

Management Agreement

We have entered into a management agreement with our Manager, pursuant to which our Manager provides for the day-to-day management of our operations. The management agreement requires our Manager to manage our business affairs in conformity with the policies and the investment guidelines that are approved and monitored by our board of directors. All of our officers serve as officers, employees and/or directors of EMG, our Manager or one of their other affiliates. As a result, the management agreement between us and our Manager was negotiated between related parties, and the terms, including fees payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third party. For the years ended December 31, 2010 and 2009, we paid our Manager base management fees of approximately $4.9 million and $4.2 million, respectively. In addition, we paid our Manager incentive fees of $4.4 million and $18.9 million for the years ended December 31, 2010 and 2009, respectively. Additional information regarding the terms and conditions of our management agreement is included in “Item 1. Business” of our Annual Report on Form 10-K for the year ended December 31, 2010.

Compensation of Directors

Our non-independent directors do not receive compensation for serving on our Board. For information regarding the compensation of our independent directors, see “Director Compensation” above.

Indemnification Agreements

We have entered into indemnification agreements with our directors and officers that obligate us to indemnify them to the maximum extent permitted by Delaware law and pay such persons’ expenses in defending any civil or criminal proceedings in advance of final disposition of such proceeding.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is or has been employed by us. None of our executive officers currently serves, or in the past three years has served, as a member of the board of directors or compensation committee of another entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Executive Officers

Name and Position With Our Company	Age	Background summary
Laurence Penn Chief Executive Officer, President & Director	49	See “Proposal 1: Election of Directors—Information Regarding the Nominees.”

Michael W. Vranos Co-Chief Investment Officer & Director	49	See “Proposal 1: Election of Directors—Information Regarding the Nominees.”

Mark Tecotzky Co-Chief Investment Officer	49	Mr. Tecotzky has been our Co-Chief Investment Officer since March 2008 and serves as the Chief Investment Officer of our Manager. Mr. Tecotzky is also a Managing Director of EMG, and head manager for all MBS/ABS credit, reporting directly to Mr. Vranos. Prior to joining EMG in July 2006, Mr. Tecotzky was the senior trader in the mortgage department at Credit Suisse. He developed and launched several of its securitization vehicles, including hybrid ARMs and second liens, and subsequently ran its hybrid ARM business, including conduit pricing, servicing sales, monthly securitization, trading of Agency/non-Agency hybrids of all ratings categories and managing and hedging the residual portfolio. Prior to joining Credit Suisse, Mr. Tecotzky worked with Mr. Vranos and many of the other EMG principals at Kidder Peabody, and traded Agency and non-Agency pass-throughs and structured CMOs as a Managing Director. Mr. Tecotzky holds a B.S. from Yale University, and received a National Science Foundation fellowship to study at MIT.

Name and Position With Our Company	Age	Background summary
Lisa Mumford Chief Financial Officer	47	Ms. Mumford was appointed as our Chief Financial Officer and as the Chief Financial Officer of our Manager in October 2009. Prior to joining our Manager, and since August 2008, Ms. Mumford was Chief Financial Officer of ACA Financial Guaranty Corporation (“ACA FG”) where she oversaw all aspects of the finance and accounting operations. Prior to August 2008, ACA FG was an operating subsidiary of ACA Capital Holdings, Inc. (“ACA”) and from 2003 until this period, Ms. Mumford served as the Chief Accounting Officer. While at ACA, Ms. Mumford oversaw all aspects of the accounting, internal control, and financial reporting process. Prior to joining ACA, and beginning in 1988, Ms. Mumford was with ACE Guaranty Corp., where over her tenure, she held the positions of Chief Financial Officer and Controller. She began her career as a staff accountant with Coopers & Lybrand in 1984, culminating in the role of Audit Supervisor at the time of her departure in 1988. Ms. Mumford is a member of the American Institute of Certified Public Accountants and holds a B.B.A. in Accounting from Hofstra University.

Daniel Margolis Secretary	37	Mr. Margolis has been our Secretary and the Secretary of our Manager since July 2010. Mr. Margolis is also EMG General Counsel. He is responsible for advising EMG on all legal, regulatory, compliance, documentation and litigation matters. Prior to joining EMG, Mr. Margolis was a Partner at Pillsbury, Winthrop, Shaw, Pittman LLP and before that was a Junior Partner at Wilmer, Cutler, Pickering, Hale and Dorr LLP. In both positions, Mr. Margolis represented corporations and individuals, including financial services organizations, in criminal and regulatory investigations and in complex civil litigation. From 2000 to 2004, he served as an Assistant United States Attorney in the United States Attorney’s Office for the Southern District of New York where he prosecuted a variety of white collar crimes including securities fraud, investment fraud, tax fraud and money laundering. In 2004, he received the John Marshall Award, the Department of Justice’s highest award for excellence in legal performance. He has a J.D. from New York University Law School, where he graduated cum laude, and a B.A. from Binghamton University where he graduated magna cum laude with highest honors in Political Science and was a member of Phi Beta Kappa.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis that immediately follows this report. Based on this review and discussion, the Compensation Committee has recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2010.

Submitted by the Compensation Committee of the Board:

Edward Resendez, Chair

Thomas F. Robards

Ronald I. Simon

Compensation Discussion and Analysis

As an externally managed company, we do not pay or provide benefits, nor do we reimburse the cost of any compensation or benefits paid by our Manager, EMG or their affiliates, to our executive officers, with the exception that, under the terms of the management agreement between us and our Manager, we are required to reimburse our Manager for the costs of the wages, salaries and benefits incurred by our Manager or EMG with respect to our dedicated Chief Financial Officer, subject to the approval of the amount of such reimbursement by our Compensation Committee. In addition, we have the discretion to pay annual cash bonuses and make incentive equity awards to our dedicated Chief Financial Officer in amounts that are determined by our Compensation Committee. Our Chief Executive Officer and President and our Co-Chief Investment Officer make recommendations to the Compensation Committee with respect to the performance of our dedicated Chief Financial Officer and the appropriate compensation amount for such executive. The Compensation Committee considers the recommendations of the Chief Executive Officer and President and the Co-Chief Investment Officer but make the ultimate determination as to the appropriateness of her compensation. Our Compensation Committee did not utilize a compensation consultant for purposes of determining or recommending the amount or form of executive or director compensation. Executive officers are not present when the Compensation Committee meets in executive session, or when decisions about their own compensation are discussed.

Objectives of the Company’s Compensation Programs

The Company’s compensation program is designed to:

•	Retain and motivate our dedicated Chief Financial Officer by providing fair compensation;

•	Encourage share ownership by providing a portion of compensation through LTIP units; and

•	Align management incentives with the long-term interests of our shareholders.

Elements of Compensation

The components of the compensation program for our dedicated Chief Financial Officer are (1) base salary and (2) a discretionary cash bonus and LTIP unit award.

Base Salary

Our dedicated Chief Financial Officer is Lisa Mumford, an employee of our Manager. Under the terms of her employment arrangement with our Manager, Ms. Mumford earned an annual base salary in 2010 of $250,000. In determining whether the amount of Ms. Mumford’s base salary for 2010 was reasonable and appropriate for reimbursement by our company, our Compensation Committee considered primarily Ms. Mumford’s duties and responsibilities as our dedicated Chief Financial Officer and her performance based on both their own observations as members of our Audit Committee and Board and the assessment and recommendation of our Chief Executive Officer and President and our Co-Chief Investment Officer.

Discretionary Cash Bonus and LTIP Unit Award

In addition, our Compensation Committee approved on December 15, 2010, an incentive cash bonus to Ms. Mumford of $250,000, subject to deferral of approximately 45% of such cash bonus until December 31, 2011, and an award of 2,000 LTIP units under our 2007 Incentive Plan for Individuals. The deferred portion of Ms. Mumford’s cash bonus and the LTIP units are subject to forfeiture in the event Ms. Mumford resigns without good reason or her employment is terminated for cause prior to the first anniversary of the date of grant.

In determining to approve the payment of the cash bonus and the LTIP Unit award to Ms. Mumford, our Compensation Committee considered primarily Ms. Mumford’s performance, based both on their own observations as members of our Audit Committee and Board and on the assessment and recommendation of our

Chief Executive Officer and President and our Co-Chief Investment Officer. Our Compensation Committee also considered the total compensation that Ms. Mumford will earn for 2010 and whether the amount seemed reasonable and appropriate based on their personal experience and knowledge regarding executive compensation. Taking all of these factors into account, our Compensation Committee determined that a $250,000 cash bonus and an award of 2,000 LTIP Units would be reasonable and appropriate for Ms. Mumford, provided that a portion of the bonus is deferred for one year and subject to forfeiture restrictions during the deferral period and provided that the LTIP units are subject to forfeiture restrictions for one year. The deferral and forfeiture restrictions are intended, among other things, to create an appropriate retention incentive for Ms. Mumford.

Potential Payments Upon Termination or Change in Control

Ms. Mumford is subject to a standard employment contract for the benefit of EMG. There are no potential payments upon termination or change of control that would be owed to Ms. Mumford under her employment contract or otherwise.

Executive Compensation Information

Summary Compensation Table

The following tables should be read in conjunction with the related footnotes set forth below and the “Compensation Discussion and Analysis.” We summarize below the compensation information for the fiscal years ended December 31, 2010 and 2009 for Ms. Mumford, our Chief Financial Officer and our only named executive officer who receives compensation specifically for her services as an executive officer of our company. Ms. Mumford joined our company in September 2009. As noted in the “Compensation Discussion and Analysis” above, as an externally managed company, we do not pay or provide benefits, nor do we reimburse the cost of any compensation or benefits paid by our Manager, EMG or their affiliates, to our executive officers, with the exception that, under the terms of the management agreement between us and our Manager, we are required to reimburse our Manager for the costs of the wages, salaries and benefits incurred by our Manager or EMG with respect to our dedicated Chief Financial Officer, subject to the approval of the amount of such reimbursement by our Compensation Committee. In addition, we have the discretion to pay annual cash bonuses and make incentive equity awards to our dedicated Chief Financial Officer in amounts that are determined by our Compensation Committee.

Name and Principal Position	Year	Salary	Cash Bonus	Stock Awards(1)	Total
Lisa Mumford	2010	$250,000	$250,000	$44,360	$544,360
Chief Financial Officer	2009	$62,500	$85,000	—	$147,500

(1)	The awards shown in this column relate to LTIP Units which are convertible into Common Shares on a one-for one basis after any applicable forfeiture restrictions lapse and subject to certain other conditions. The amounts are based on the closing sale price for our Common Shares on the date of grant.

Grants of Plan-Based Awards

The following table presents information regarding plan-based awards to Ms. Mumford during the fiscal year ended December 31, 2010.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units(1) (#)	Grant Date Fair Value of Stock and Option Awards(2) ($)
Lisa Mumford	12/15/10	2,000	$44,360

(1)

Represents LTIP Unit awards issued under the 2007 Incentive Plan for Individuals, which are subject to forfeiture restrictions that lapse one year after the date of grant. Under the forfeiture restrictions, the LTIP Units are subject to forfeiture in the event Ms. Mumford ceases to perform services for the Company prior to the vesting date.
(2)	Amounts represent the value of LTIP Unit awards based on the closing sale price for our Common Shares on the date of grant.

Outstanding Equity Awards at Fiscal Year End

The following table lists the LTIP Units awarded to Ms. Mumford that are unvested and outstanding as of December 31, 2010. No discount has been taken to reflect risk of forfeiture or restrictions on transferability or conversion of LTIP Units.

	Stock Awards
Name	Number of LTIP Units That Have Not Vested	Market Value of LTIP Units That Have Not Vested(1)
Lisa Mumford(2)	2,000	$44,480

(1)	Value is determined by multiplying the number of unvested LTIP Units by $22.24, the closing sale price for our Common Shares on December 31, 2010.
(2)	LTIP Units are subject to forfeiture in the event Ms. Mumford ceases to perform services for the Company prior to the vesting date.

Securities Authorized for Issuance Under Equity Compensation Plans

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2010 with respect to compensation plans under which equity securities of our company are authorized for issuance. We have no such plans that were not approved by security holders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of our outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	385,000	(1)	N/A	627,500	(2)

(1)	Represents outstanding LTIP units, which are a separate non-voting class of limited liability company interests structured as profits interests. The LTIP units, subject to certain forfeiture provisions, may be converted, at the election of the holder, into our common shares on a one-for-one basis. Of the 385,000 LTIP units outstanding as of December 31, 2010, 10,000 were issued pursuant to our 2007 Incentive Plan for Individuals, and 375,000 were issued pursuant to our 2007 Incentive Plan for Entities.

(2)	As of December 31, 2010, a combined total of 627,500 common shares and LTIP units remain available for issuance under the incentive plans. In each calendar year, the maximum limit on the number of common shares and LTIP units issuable under both incentive plans increases by an amount equal to six percent (6%) of the difference, if any (but not less than zero) between (i) the number of common shares that are outstanding as of the last day of such calendar year and (ii) the number of common shares that are outstanding as of the last day of the immediately preceding calendar year (excluding any securities issued under the plans). The individual incentive plan requires that of the number of common shares and LTIP units available for awards under both plans, 62,500 common shares be reserved for awards to be made to our independent directors. In no event will the aggregate number of common shares and LTIP units issued pursuant to both incentive plans exceed 10,000,000. In the event that an award expires, or is forfeited, cancelled or otherwise terminates without the issuance of shares, such common shares subject to such award will again be available for subsequent awards, except as prohibited by law. In addition, common shares that we withhold in satisfaction of the holder’s obligation to remit an exercise price or withholding taxes will be available for future awards.

Share Ownership of Directors and Executive Officers

The following table sets forth, as of March 28, 2011, certain ownership information with respect to our Common Shares for those persons known to us who directly or indirectly own, control or hold with the power to vote 5% or more of our outstanding Common Shares and all of our directors, each of the named executive officers and all of the directors and executive officers as a group. Except with respect to EMG Holdings, L.P. and VC Investments, LLC, the information set forth below with respect to 5% holders is based solely upon information filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, as of March         , 2010 or as otherwise known to us. In accordance with SEC rules, each listed person’s beneficial ownership includes:

•	all shares the investor actually owns beneficially or of record;

•	all shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of a fund); and

•	all shares the investor has the right to acquire within 60 days (such as upon exercise of options that are currently vested or which are scheduled to vest within 60 days).

Except as set forth in the footnotes below, the address for each individual or entity is c/o Ellington Financial LLC, 53 Forest Avenue, Old Greenwich, CT 06870.

	Shares Beneficially Owned
Name and Address	Number	Percentage of Outstanding Common Shares
5% Shareholders:
LMM LLC(1)	3,608,090	21.9%
VC Investments LLC(2)	2,980,742	17.7%
Wellington Management Company, LLP(3)	1,350,301	8.2%
Zweig-DiMenna Partners, L.P.(4)	987,900	6.0%
Zip Public Equities, L.P.(5)	888,890	5.4%

Directors and Executive Officers:(6)
Michael W. Vranos(2)	2,980,742	17.7%
Ronald I. Simon, Ph.D(7)	7,500	*
Edward Resendez(8)	3,750	*
Thomas Robards(9)	3,750	*
Laurence Penn	—	—
Lisa Mumford	—	—
All officers and directors as a group	2,996,192	17.7%

*	Denotes beneficial ownership of less than 1% of our Common Shares.
(1)	Derived from a Schedule 13G/A jointly filed with the SEC on February 15, 2011, by LMM LLC (“LMM”), Legg Mason Capital Management (“LMCM”) and Legg Mason Capital Management Opportunity Trust (“LMCMO”). LMM manages the accounts of LMCM and LMCMO. LMM and LMCMO share voting and dispositive power over 3,388,890 shares. LMCM shares voting and dispositive power over 25,000 shares. The address for each entity is 100 Light Street, Baltimore, MD 21202.
(2)

Includes shares beneficially owned by EMG Holdings, L.P. (“EMGH”), Ellington Capital Management LLC (“ECM”), Ellington Financial Management LLC (“EFM”), Ellington Mortgage Partners, L.P. (“EMP”), New Ellington Credit Partners, L.P. (“NECP”), New Ellington Partners, L.P. (“NEP”), VC Investments LLC (“VC”) and Michael W. Vranos (“Mr. Vranos”). VC and Mr. Vranos each report shared voting and dispositive power over these shares. Includes 1,710,945 Common Shares beneficially owned by EMGH (including 375,000 LTIP units convertible into Common Shares on a one-for-one basis, subject to certain conditions), 1,250,000 Common Shares beneficially owned by ECM and 19,797 Common Shares held directly by EFM. VC is the managing member of EFM and ECM and the general partner of EMGH.

Mr. Vranos is the managing member of, and holds a controlling interest in VC. ECM’s Common Shares beneficially owned include 380,000 Common Shares held directly by EMP, 750,000 Common Shares directly held by NECP and 120,000 Common Shares held directly by NEP. ECM serves as the general partner of each of EMP, NECP and NEP. Each reporting person has shared voting and dispositive power over the shares held or beneficially owned by such reporting person. The address for each entity is 53 Forest Avenue, Old Greenwich, CT 06870.

(3)	Derived from a Schedule 13G filed with the SEC on February 14, 2011. The address for Wellington Management Company, LLP is 280 Congress Street, Boston, MA 02210.
(4)	Derived from a Schedule 13G jointly filed with the SEC on February 9, 2011 by Zweig-DiMenna Partners, L.P. (“ZDP”), Zweig-DiMenna International Managers, Inc. (“ZDIM”) and Zweig-DiMenna International Limited (“ZDIL”). ZDP reports sole voting and dispositive power over 372,500 Common Shares. ZDIL has sole voting and dispositive power over 609,100 Common Shares. ZDIM has sole voting and dispositive power over 6,300 Common Shares. The address for ZDP and ZDIM is 900 3rd Avenue, New York, NY 10022. The address for ZDIL is c/o Citi Hedge Fund Services (Ireland), Limited, One North Wall Quay, Dublin 1, Ireland.
(5)	Derived from a Schedule 13G filed with the SEC on February 14, 2011 by ZIP Public Equities, L.P. (“ZPE”), Ziff Investment Management, L.L.C. (“ZIM”), Robert D. Ziff and Daniel M. Ziff. The reporting persons report shared voting and dispositive power over the 888,890 Common Shares. The address for each entity is 350 Park Avenue, New York, NY 10022
(6)	The address for all officers and directors is Ellington Financial LLC, 53 Forest Avenue, Old Greenwich, CT 06870.
(7)	Mr. Simon and his spouse are beneficiaries of a trust that holds all of Mr. Simon’s Common Shares.
(8)	Includes 1,250 LTIP units which are convertible into Common Shares on a one-for-one basis, subject to certain conditions.
(9)	Includes 2,500 LTIP units which are convertible into Common Shares on a one-for-one basis, subject to certain conditions.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and anyone holding 10% or more of a registered class of our equity securities to file reports with the SEC showing their holdings of, and transactions in, these securities. Based solely on a review of copies of such reports we received, and written representations from each reporting person that no other reports are required, we believe that during 2010 all reporting persons complied with the Section 16(a) filing requirements.

Audit Committee Report

The Audit Committee consists of three members of our Board, each of whom is independent of our company and management in accordance with the rules of the NYSE listing standards, our Corporate Governance Guidelines and applicable SEC rules and regulations. Our Board has adopted, and annually reviews, the charter of the Audit Committee, which sets forth the Audit Committee’s responsibilities and how it carries out those responsibilities

The Audit Committee oversees our company’s financial reporting process on behalf of our Board, in accordance with the charter of the Audit Committee. Management is responsible for our company’s financial statements and the financial reporting process, including the system of internal controls. Our registered independent public accounting firm, PwC, is responsible for expressing an opinion on the conformity of our company’s audited financial statements with generally accepted accounting principles.

In fulfilling its oversight responsibilities, the Audit Committee reviewed with management and PwC the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010, and discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. In addition, the

Audit Committee discussed and received the written disclosures and the letter from PwC with respect to the matters required to be discussed by the applicable requirements of the PCAOB. Moreover, the Audit Committee discussed with PwC their independence from management and the Audit Committee and the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the PCAOB in Rule 3200T. In addition, we have evaluated and concluded the non-audit services provided by PwC to our company comply with SEC independence rules.

In reliance on the reviews and discussions referred to above, prior to the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 with the SEC, the audit committee recommended to our Board (and our Board approved) that the audited financial statements be included in such annual report for filing with the SEC.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting. Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the registered independent public accountants. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of our financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that PwC is in fact “independent.”

Submitted by the Audit Committee:

Thomas F. Robards, Chair

Edward Resendez

Ronald I. Simon

General Information

Solicitation of Proxies

The cost of solicitation of proxies will be paid by the Company. Proxies may be solicited by our directors and officers and certain employees of EMG personally or by telephone without additional compensation for such activities. The Company will also request persons, firms and corporations holding Common Shares in their names or in the names of their nominees, which are beneficially owned by others, to send appropriate solicitation materials to such beneficial owners. The Company will reimburse such holders for their reasonable expenses.

The Company will employ American Stock Transfer and Trust Company, LLC, its registered transfer agent, to receive and tabulate the proxies.

Shareholder Proposals

Shareholder proposals intended to be presented at the 2012 Annual Meeting of Shareholders must be received by the Secretary of the Company no later than December 8, 2011 in order to be considered for inclusion in the Company’s Proxy Statement relating to the 2012 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the Exchange Act (“Rule 14a-8”).

For a proposal of a shareholder to be presented at the Company’s 2012 Annual Meeting of Shareholders, other than a shareholder proposal included in the Company’s Proxy Statement pursuant to Rule 14a-8, it must be received at the principal executive offices of the Company no earlier than November 8, 2011, and no later than 5:00 p.m., Eastern Time on December 8, 2011. If the 2012 Annual Meeting of Shareholders is scheduled to take place before April 16, 2012 or after June 15, 2012, then notice must be delivered no earlier than the 150th day prior to the 2012 Annual Meeting of Shareholders and not later than 5:00 p.m., Eastern Time on the 120th day prior to the 2012 Annual Meeting of Shareholders or the tenth day following the day on which public announcement of the date of the 2012 Annual Meeting of Shareholders is first made by the Company. Any such proposal should be mailed to: Ellington Financial LLC, 53 Forest Avenue, Old Greenwich, Connecticut 06870, Attn: Corporate Secretary.

The shareholder giving such notice shall set forth its name and address, as they appear on the register and current name and address, if different. As to any business that the shareholder proposes to bring before the meeting, the notice shall set forth (i) a description of such business, (ii) the reasons for proposing such business at the meeting and (iii) any material interest in such business of the shareholder, including any anticipated benefit to the shareholder.

Procedure for Recommendations of Director Candidates by Shareholders

To nominate an individual for election as a director of our Company at our Annual Meeting, shareholders must give timely notice to us through the method described under “Our Board of Directors” and “Shareholder Proposals” above. In addition, such notice shall set forth (i) the name, age, business address and residence address of such individual, (ii) the class, series and number of any shares that are beneficially owned by such individual, (iii) the date such shares were acquired and the investment intent of such acquisition and (iv) all other information relating to such individual that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, pursuant to Regulation 14A under the Exchange Act and the rules thereunder. If you wish to recommend candidates for director to our Nominating and Corporate Governance Committee, please submit your recommendations through the method described under “Communications with Our Board of Directors.”

Householding of Proxy Statements and Annual Reports

The SEC rules allow for the delivery of a single copy of an annual report to shareholders and proxy statement to any household at which two or more shareholders reside, if it is believed the shareholders are members of the same family. This delivery method, known as “householding,” will save us printing and mailing costs. Duplicate account mailings will be eliminated by allowing shareholders to consent to such elimination, or through implied consent, if a stockholder does not request continuation of duplicate mailings. Brokers, dealers, banks or other nominees or fiduciaries that hold our Common Shares in “street” name for beneficial owners of our Common Shares and that distribute proxy materials and annual reports they receive to beneficial owners may be householding. Depending upon the practices of your broker, bank or other nominee or fiduciary, you may need to contact them directly to discontinue duplicate mailings to your household. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee or fiduciary.

If you hold our Common Shares in your own name as a holder of record, householding will not apply to your shares. Also, if you own our Common Shares in more than one account, such as individually and also jointly with your spouse, you may receive more than one set of our proxy statements and annual reports to shareholders. To assist us in saving money and to provide you with better shareholder services, we encourage you to have all of your accounts registered in the same name and address. You may do this by contacting the Company’s transfer agent, American Stock Transfer & Trust Company, LLC by telephone at (800) 937-5449 or in writing at American Stock Transfer & Trust Company, LLC, Operations Center, 6201 15th Avenue, Brooklyn, NY 11219.

Additional Matters

The Board of Directors does not know of any matters other than those described in this Proxy Statement that will be presented for action at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the best judgment of the proxy holders.

Requests for Annual Report on Form 10-K

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, including the financial statements and the financial statement schedules, may be obtained at our website at www.ellingtonfinancial.com. If you would like to receive a complimentary copy of the Annual Report on Form 10-K, please submit a written request to: Corporate Secretary, Ellington Financial LLC, 53 Forest Avenue, Old Greenwich, Connecticut 06870.

By order of the Board of Directors

Daniel Margolis

Secretary

ANNUAL MEETING OF SHAREHOLDERS

May 16, 2011, 10:00 a.m., Eastern Time

Hunton & Williams LLP

200 Park Avenue

New York, New York 10166

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement annual report to shareholders and proxy card are available at http://www.proxyvote.com

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

¢    20530403000000000000    3                                                                                            051611

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF PROPOSALS 1, 2 AND 4 AND “1 YEAR” FOR PROPOSAL 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

							FOR	AGAINST	ABSTAIN
1. ELECTION OF DIRECTORS:				2.	The approval, on an advisory basis, of the compensation of the named executive officers.		☐	☐	☐

		NOMINEES:				1 year	2 years	3 years	ABSTAIN
☐	FOR ALL NOMINEES	O Thomas F. Robards O Michael W. Vranos O Laurence Penn O Ronald I. Simon, Ph.D. O Edward Resendez		3.	The approval, on an advisory basis, of the frequency of a shareholder vote to approve the compensation of the named executive officers.	☐	☐	☐	☐
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES						FOR	AGAINST	ABSTAIN
☐	FOR ALL EXCEPT (See instructions below)			4.	The ratification of PricewaterhouseCoopers LLC as the independent registered public accounting firm for the fiscal year ending December 31, 2011.		☐	☐	☐

INSTRUCTIONS:To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:●	The undersigned acknowledges receipt from the Company before the execution of this proxy of the Notice of Annual Meeting of Shareholders, a Proxy Statement for the
				Annual Meeting of Shareholders and the 2010 Annual Report to Shareholders.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢

☐                         ¢

Proxy for Annual Meeting of Shareholders on May 16, 2011

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Laurence Penn and Lisa Mumford, and each of them, with full power of substitution and power to act alone, as proxies to vote all the common shares representing limited liability company interests which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Shareholders of Ellington Financial LLC to be held on Monday, May 16, 2011, at 10:00 a.m. Eastern Time at the offices of Hunton & Williams LLP, 200 Park Avenue, New York, New York, 10166, and at any adjournments or postponements thereof. The undersigned directs this proxy to vote as indicated on this proxy card.

DISCRETIONARY AUTHORITY IS CONFERRED BY THIS PROXY AS TO CERTAIN MATTERS DESCRIBED IN THE ELLINGTON FINANCIAL LLC PROXY STATEMENT.

(Continued and to be signed on the reverse side.)

¢	14475 ¢